EX 3.1

CHESAPEAKE CORPORATION

RESTATED ARTICLES OF INCORPORATION

Article I

The name of the Corporation shall be Chesapeake Corporation.

Article II

The purposes of the Corporation shall be to manufacture, produce, buy, sell and deal in any and all kinds of paper and paper products, substitutes therefor and all materials that may be used therein or in connection therewith. In addition, the Corporation may engage in any business in which a corporation organized under the laws of Virginia may engage except any business that is required to be specifically set forth in the Articles of Incorporation. The Corporation shall have power to enter into partnership agreements with other corporations, whether organized under the laws of Virginia or otherwise, or with any individual or individuals.

Article III

The Corporation shall have the authority to issue 60,000,000 shares of Common Stock, $1 par value, and 500,000 shares of Preferred Stock, $100 par value.

1. Preferred Stock. Authority is expressly vested in the Board of Directors to divide the Preferred Stock into series and, within the following limitations, to fix and determine the relative rights and preferences of the shares of any series so established and to provide for the issuance thereof. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of the Preferred Stock shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

(a) the rate of dividend, the time of payment and the dates from which dividends shall be cumulative, and the extent of participation rights, if any;

(b) any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;

(c) the price at and the terms and conditions on which shares may be redeemed;

(d) the amount payable upon shares in event of involuntary liquidation;

(e) the amount payable upon shares in event of voluntary liquidation;

(f) sinking fund provisions for the redemption or purchase of shares; and

(g) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

Prior to the issuance of any shares of a series of Preferred Stock, the Board of Directors shall have established such series by adopting a resolution setting forth the designation and number of shares of the series and the relative rights and preferences thereof to the extent permitted by the provisions hereof, and the Corporation shall have filed in the office of the State Corporation Commission of Virginia articles of serial designation as required by law and the Commission shall have issued a certificate of serial designation.

All series of Preferred Stock shall rank on a parity as to dividends and assets with all other series according to the respective dividend rates and amounts distributable upon any voluntary or involuntary liquidation of the Corporation fixed for each such series and without preference or priority of any series over any other series; but all shares of the Preferred Stock shall be preferred over the Common Stock as to both dividends and amounts distributable upon any voluntary or involuntary liquidation of the Corporation. All shares of any one series shall be identical.

2. Common Stock. (a) Voting rights. The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only (i) as otherwise provided in the certificate of serial designation for a particular series of Preferred Stock, and (ii) as otherwise expressly provided by the then-existing statutes of the Commonwealth of Virginia. The holders of the Common Stock shall have one vote for each share of Common Stock held by them.

(b) Dividends and Assets. Subject to the provisions of certificates of serial designation for series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends if, when and as declared by the Board of Directors out of funds legally available therefor and to the net assets remaining after payment of all liabilities upon voluntary or involuntary liquidation of the Corporation.

3. Preemptive Rights. No holder of (a) stock of any class of the Corporation, whether now or hereafter authorized, (b) any warrants, rights or options to purchase any stock, or (c) any obligations convertible into any such stock or into any warrants, rights or options to purchase any such stock (the interests referred to in clauses (a), (b) and (c) of this Section 3 being hereinafter referred to as "Equity Interests") shall have (i) any preemptive or preferential right to purchase or subscribe to any Equity Interests that may hereafter be created, issued or sold or (ii) any right of subscription to any Equity Interests.

4. Series A Junior Participating Preferred Stock. The first series of Preferred Stock shall be designated "Series A Junior Participating Preferred Stock" ("Series A Preferred Stock") and the number of shares constituting such series shall be 100,000. The preferences, limitations and relative rights of shares of Series A Preferred Stock shall be as follows:

(a) Dividends and Distributions.

(1) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends payable quarterly on the fifteenth day of each February, May, August and November (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $60.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after March 15, 1988 (the "Rights Declaration Date"), (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(2) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (1) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $60.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(3) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(b) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(1) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(2) Except as otherwise provided herein, in the Articles of Incorporation or under applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one voting group on all matters submitted to a vote of stockholders of the Corporation.

(3) (i) If at any time dividends on any shares of Series A Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (a "default period") that shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of the outstanding shares of Series A Preferred Stock together with any other series of Preferred Stock then entitled to such a vote under the terms of the Articles of Incorporation, voting as a separate voting group, shall be entitled to elect two members of the Board of Directors of the Corporation.

(ii) During any default period, such voting right of the holders of Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 4(b)(3) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders; provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a separate voting group, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two directors, or if such right is exercised at an annual meeting, to elect two directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman, President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph 4(b)(3)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request. In the event such meeting is not called within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph 4(b)(3)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two directors voting as a separate voting group, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph 4(b)(3)(ii)) be filled by vote of a majority of the remaining directors theretofore elected by the voting group which elected the director whose office shall have become vacant. References in this paragraph 4(b)(3)(iv) to directors elected by a particular voting group shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock, as a separate voting group, to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock, as a separate voting group, shall terminate, and (z) the number of directors shall be such number as may be provided for in, or pursuant to, the Articles of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of paragraph 4(b)(3)(ii) (such number being subject, however, to change thereafter in any manner provided by law or in the Articles of Incorporation or Bylaws). Any vacancies in the Board of Directors affected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors, even though less than a quorum.

(4) Except as set forth herein or as otherwise provided in the Articles of Incorporation, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(c) Certain Restrictions.

(1) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 4(a) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay or set apart for payment any dividends (other than dividends payable in shares of any class or classes of stock of the Corporation ranking junior to the Series A Preferred Stock) or make any other distributions on, any class of stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock and shall not redeem, purchase or otherwise acquire, directly or indirectly, whether voluntarily, for a sinking fund, or otherwise any shares of any class of stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of stock of any such junior class in exchange for, or out of the net cash proceeds from the concurrent sale of, other shares of stock of any such junior class;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock;

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(2) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (1) of section 4(c), purchase or otherwise acquire such shares at such time and in such manner.

(d) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(e) Liquidation, Dissolution or Winding Up.

(1) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph 3 below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii) being hereinafter referred to as the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series A Preferred Stock and Common Stock, on a per share basis, respectively.

(2) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, that rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(3) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(f) Consolidation, Merger, Share Exchange, etc. In case the Corporation shall enter into any consolidation, merger, share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(g) Redemption. The outstanding shares of Series A Preferred Stock may be redeemed at the option of the Board of Directors as a whole, but not in part, at any time, or from time to time, at a cash price per share equal to (i) 100% of the product of the Adjustment Number times the Average Market Value (as such term is hereinafter defined) of the Common Stock, plus (ii) all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart, without interest. The "Average Market Value" is the average of the closing sale prices of a share of the Common Stock during the 30-day period immediately preceding the date before the redemption date on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of Common Stock during such 30-day period on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value of a share of the Common Stock as determined by the Board of Directors in good faith.

(h) Ranking. The Series A Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

(i) Amendment. The Articles of Incorporation shall not be further amended in any manner that would adversely affect the preferences, rights or powers of the Series A Preferred stock without the affirmative vote of the holders of more than two-thirds of the outstanding shares of the Series A Preferred Stock, if any, voting separately as one voting group.

(j) Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

Article IV

1. Number, Election & Term of Directors. The number of directors shall be set forth in the Bylaws, but in the absence of such a provision in the Bylaws, the number of directors of the Corporation shall be 11; provided that the number of directors set forth in the Bylaws cannot be increased by more than two during any twelve-month period except by the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock. Commencing with the 1983 annual meeting of stockholders, the Board of Directors shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible. At the 1983 annual meeting of stockholders, directors of the first class (Class I) shall be elected to hold office for a term expiring at the 1984 annual meeting of stockholders; directors of the second class (Class II) shall be elected to hold office for a term expiring at the 1985 annual meeting of stockholders; and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 1986 annual meeting of stockholders. At each annual meeting of stockholders after 1983, the successors to the class of directors whose term shall then expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible.

2. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy occurring in the Board of Directors, including a vacancy resulting from an increase by not more than two in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed, with or without cause, only by the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock.

4. Amendment or Repeal. The provisions of this Article shall not be amended or repealed, nor shall any provision of these Articles of Incorporation be adopted that is inconsistent with this Article, unless such action shall have been approved by the affirmative vote of either:

(a) the holders of at least 80% of the outstanding shares of Common Stock; or

(b) a majority of those directors who are Continuing Directors and the holders of the requisite number of shares specified under applicable Virginia law for the amendment of articles of incorporation.

5. Certain Definitions. For purposes of this Article:

(a) "Continuing Director" means any member of the Board of Directors who:

(1) was elected to the Board of Directors of the Corporation at the 1983 annual meeting of stockholders; or

(2) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Continuing Directors then on the Board.

(b) "Common Stock" shall mean the class of common stock of the Corporation outstanding on April 27, 1983, and any other class of stock of the Corporation into which all outstanding shares of such class of common stock are converted or for which all such shares are exchanged.

Article V

1. Vote Required for Certain Business Combinations.

(a) Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article:

(1) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation which immediately before such merger or consolidation is an Affiliate or Associate (as hereinafter defined) of an Interested Stockholder; or

(2) any statutory stock exchange in which any Interested Stockholder or any Affiliate or Associate of an Interested Stockholder acquires the issued and outstanding shares of any class of capital stock of the Corporation or a Subsidiary in exchange for cash or property or shares or other securities or obligations of any other corporation; or

(3) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more, or any guaranty by the Corporation or any Subsidiary (in one transaction or a series of transactions) of indebtedness in excess of $10,000,000 of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder, or any transaction or series of transactions involving more than $10,000,000 to which the Corporation or any Subsidiary and any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder is a party; or

(4) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities having an aggregate Fair Market Value of $10,000,000 or more of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(5) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(6) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportion of any class of securities of the Corporation or any Subsidiary directly or indirectly owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(b) Definition of "Business Combination." The term "Business Combination" as used in this Article shall mean any transaction which is referred to in any one or more of clauses (1) through (6) of paragraph (a) of this Section 1.

2. When Higher Vote is Not Required. The provisions of Section 1 of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such approval as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs (a) or (b) are met:

(a) Approval by Continuing Directors. The Business Combination shall have been approved by a majority of those persons who are Continuing Directors (as hereinafter defined).

(b) Price and Procedure Requirements. Consideration shall be paid to the holders of the Common Stock in such Business Combination and all of the following conditions shall have been met:

(1) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

(i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (x) within the two-year period (the "Preannouncement Period") ending at 11:59 p.m., Eastern time, on the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Stockholder, whichever is higher;

(ii) the Fair Market Value per share of Common Stock on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), or on the day after the Announcement Date, whichever is higher; and

(iii) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to paragraph (b)(1)(ii) above, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the Preannouncement Period to (y) the Fair Market Value per share of Common Stock on the first day during the Preannouncement Period upon which the Interested Stockholder acquired any shares of Common Stock.

(2) The consideration to be received by holders of Common Stock in such Business Combination shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of Common Stock. If the Interested Stockholder has paid for shares of Common Stock with varying forms of consideration, the form of consideration for such Common Stock shall be either cash or the form used to acquire the largest number of shares of such Common Stock previously acquired by the Interested Stockholder.

(3) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination, except as approved by a majority of the Continuing Directors: (i) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (ii) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), and (y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock; and (iii) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Common Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(4) After such Interested Stockholder has become an Interested Stockholder, except as approved by a majority of the Continuing Directors, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(5) Except as otherwise approved by a majority of the Continuing Directors, a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

3. Certain Definitions. For the purposes of this Article:

(a) A "person" shall mean any individual, firm, corporation, partnership, joint venture, or other entity.

(b) "Interested Stockholder" shall mean any person who or which is the beneficial owner, directly or indirectly, of 20% or more of the outstanding Common Stock; provided, however, the term Interested Stockholder shall not include the Corporation, any Subsidiary, or any savings, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary, or any fiduciary with respect to any such plan when acting in such capacity.

(c) A person shall be a "beneficial owner" of any Common Stock as to which such person and any of such person's Affiliates or Associates, individually or in the aggregate, have or share directly, or indirectly through any contract, arrangement, understanding, relationship, or otherwise:

(1) voting power, which includes the power to vote, or to direct the voting of, Common Stock; or

(2) investment power, which includes the power to dispose or to direct the disposition of Common Stock; or

(3) economic benefit, which includes the right to receive or control the disposition of income or liquidation proceeds from Common Stock; or

(4) the right to acquire voting power, investment power or economic benefit (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

provided, that in no case shall a director of the Corporation be deemed to be the beneficial owner of Common Stock beneficially owned by another director of the Corporation solely by reason of actions undertaken by such persons in their capacity as directors of the Corporation.

(d) For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (b) of this Section 3, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c) of this Section 3 but shall not include any other shares of Common Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(e) "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the person specified.

(f) "Associate" means as to any specified person:

(1) any corporation or organization (other than the Corporation and its Subsidiaries) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

(2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

(3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

(g) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (b) of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(h) "Continuing Director" means any member of the Board of Directors who:

(1) was elected to the Board of Directors of the Corporation at the 1983 annual meeting of stockholders; or

(2) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Continuing Directors then on the Board.

(i) "Fair Market Value" means:

(1) in the case of securities, the highest closing sale price during the 30-day period ending at 11:59 p.m., Eastern time, on the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period ending at 11:59 p.m., Eastern time, on the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and

(2) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

(j) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraph (b)(1) of Section 2 of this Article shall include the shares of Common Stock and/or the shares of any other class of outstanding voting stock retained by the holders of such shares.

(k) "Common Stock" shall mean the class of common stock of the Corporation outstanding on April 27, 1983, and any other class of stock of the Corporation into which all outstanding shares of such class of common stock are converted or for which all such shares are exchanged.

4. Certain Determinations. Directors who are Continuing Directors of the Corporation shall have the power and duty to determine for the purpose of this Article, on the basis of information known to them after reasonable inquiry, (a) whether a particular person is an Interested Stockholder, (b) the number of shares of Common Stock beneficially owned by such person, (c) whether any person is an Affiliate or Associate of such person, and (d) whether the assets that are the subject of any Business Combination involving such person have, or the securities to be issued or transferred by the Corporation or any Subsidiary in any Business Combination involving such person have, an aggregate Fair Market Value of $10,000,000 or more.

5. No Effect on Certain Obligations. Nothing contained in this Article shall be construed to relieve any Interested Stockholder or any director of the Corporation from any obligation imposed by law.

6. Amendment or Repeal. The provisions of this Article shall not be amended or repealed, nor shall any provision of these Articles of Incorporation be adopted that is inconsistent with this Article, unless such action shall have been approved by the affirmative vote of either:

(a) the holders of at least 80% of the outstanding shares of Common Stock; or

(b) a majority of those directors who are Continuing Directors and the holders of the requisite number of shares specified under applicable Virginia law for the amendment of articles of incorporation.

Article VI

Except as otherwise required by the Virginia Stock Corporation Act, by these Articles of Incorporation, or by the Board of Directors acting pursuant to Subsection C of Section 13.1-707 of the Virginia Stock Corporation Act, or any successor provision, the vote required to approve an amendment or restatement of these Articles of Incorporation, other than an amendment or restatement that amends or affects the shareholder vote required by the Virginia Stock Corporation Act to approve a merger, share exchange, sale of all or substantially all of the Corporation's assets or the dissolution of the Corporation, shall be a majority of all votes entitled to be cast by each voting group entitled to vote on the amendment.